Exhibit 10.3

Assignment and Assumption Agreement with Release

This Assignment and Assumption Agreement with Release ("Agreement") dated as of November 1, 2024 ("Effective Date"), is entered into by and among American Cannabis Company, Inc., a Delaware corporation (“Assigning Party”), and Hollister & Blacksmith, Inc., a Colorado corporation, and Ellis Smith, an Individual (jointly and severally, the “Assuming Parties”).

Additionally, due to the secured interests held by Medihemp, LLC (“Medihemp”) and its wholly owned subsidiaries, SLAM Enterprises, LLC (“SLAM”) and Medical Cannabis Caregivers, Inc. (“Medical Cannabis”) (collectively, the “Saunders Entities”), over certain assets of the Assigning Party (generally, the “Cannabis Licenses” or the “Saunders Transaction”), the Saunders Entities are joined to this Agreement as third-party beneficiaries.

Unless otherwise noted, the Assigning Party, Assuming Parties, and the Saunders Entities may be collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Assigning Party is engaged in the operation of its cannabis business and is subject to various liabilities and obligations arising from its current operations, including but not limited to secured interests, outstanding judgments, accounts payable, taxes due, debts, claims, employee salaries, and all other obligations arising from Assigning Party’s operations, as listed on Schedule “A” (collectively, the “Assigned Liabilities”);

WHEREAS, Assuming Party Ellis Smith, the sole officer and director of both the Assigning Party and the Assuming Parties, has agreed to personally assume, jointly and severally with Hollister & Blacksmith, Inc., all Assigned Liabilities, including but not limited to those listed on Schedule “A,” in any way related to Assigning Party’s operations. Smith and Hollister & Blacksmith shall be jointly and severally liable for all amounts due under such Assigned Liabilities, including any and all debts, obligations, costs, attorney fees, liabilities, or claims arising from the Assigned Liabilities, whether known or unknown, contingent or accrued. This assumption includes, without limitation, (i) all secured and unsecured liabilities, (ii) all outstanding amounts due to the Saunders Entities arising from the Saunders Transaction, as well as any secured interests held by the Saunders Entities, that have been perfected by UCC-1 financing statements over Assigning Party’s Cannabis Licenses and any other collateral (as listed in Schedule “C” to the Stock Purchase Agreement between Assigning Party and TEC, LLC, incorporated herein by reference) (This assumption of liabilities is following C.R.S. § 4-3-116, governing joint and several liability for parties who assume liability on secured obligations or instruments) and (iii) any other Third-Party creditors of Assigning Party.

DEFINITIONS

“Assigned Liabilities” means those liabilities on Schedule “A” to the Stock Purchase Agreement between Assigning Party and TEC, LLC, dated November 1, 2024, which is incorporated by reference into this Agreement.

“Saunders Transaction” means Assigning Party’s acquisition of assets from the Saunders Entities on March 11, 2021, as amended on April 29, 2022, and June 8, 2023, of fixed assets and associated intellectual property, including the following Licenses issued by the Colorado Marijuana Enforcement Division (“MED”) and the corresponding City of Colorado Springs (“City”): (i) Medihemp’s, SLAM’s and Medical Cannabis’ respective Medical Marijuana Center Licenses; (ii) Medical Cannabis’ Medical Marijuana Infused Product Manufacturer License; and, (iii) Medical Cannabis’ Medical Marijuana Optional Premises Cultivation License.

“Secured Assets” means those assets of Seller for which the Saunders Entities have a secured UCC financing statement interest consisting of “All of the business Assets and all replacements, substitutions, accessions, additions, and improvements thereto; all Licenses issued by the Colorado Marijuana Enforcement Division, specifically 403-00070 402-00539, 402-01065, 40200053, and 404-00312 and the corresponding City of Colorado Springs Licenses; and, all proceeds and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accession to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the foregoing. Notwithstanding the foregoing, the Collateral shall not include marijuana, marijuana plants, or marijuana products.”

“Stock Purchase Agreement” means the stock purchase agreement between the Assigning Party and TEC, LLC, dated November 1, 2024, which is incorporated by reference into this Agreement, including all Schedules and Exhibits.

“Third Party Claims” means all claims, demands, actions, causes of action, suits, proceedings, assessments, judgments, liabilities, losses, damages, fines, penalties, costs, and expenses (including reasonable attorney fees and disbursements) asserted or brought by any person or entity other than the parties to this Agreement, arising out of or related to the operations, assets, or obligations of Assigning Party or any of its subsidiaries or affiliates, whether known or unknown, contingent or accrued, and existing prior to or as of the effective date of this Agreement. This includes but is not limited to, claims relating to contracts, torts, regulatory compliance, tax obligations, environmental matters, employment-related issues, and intellectual property matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignment and Assumption.

1.1        Assignment. Assigning Party irrevocably sells, assigns, grants, conveys, and transfers to Assuming Parties all Assigning Party's rights, title, obligations, debt, liability, and interest in and to the Assigned Liabilities in Schedule “A,” the Saunders Transaction, and any Third-Party claims.

1.2        Assumption. Assuming Parties unconditionally accepts such assignment and jointly and severally assumes all Assigning Party's duties, debt, liabilities, and obligations under the Assigned Liabilities in Schedule “A,” the Saunders Transaction, and any Third-Party claims and agrees to pay, perform, and discharge, as and when due, all the obligations of Assigning Party und, including all attorney fees, penalties, interest and costs of any kind.

1.3        Assuming Party Ellis Smith, the sole officer and director of both the Assigning Party and the Assuming Parties, has agreed to personally assume, jointly and severally with Hollister & Blacksmith, Inc., all Assigned Liabilities, including but not limited to those listed on Schedule “A,” the Saunders Transaction, and any Third-Party claims. Assuming Parties shall be jointly and severally liable for all amounts due, including all debts, obligations, liabilities, or claims arising from Assigning Party’s operations, whether known or unknown, contingent or accrued. This assumption includes, without limitation, all secured and unsecured liabilities, Third-Party Claims, all outstanding amounts due under the Assigned Liabilities and to the Saunders Entities, and any other creditors, as well as any secured interests held by the Saunders Entities, which have been perfected by UCC-1 financing statements over Assigning Party’s Cannabis Licenses (as listed in Schedule “C” to the Stock Purchase Agreement between Assigning Party and TEC, LLC) and any other collateral. This assumption of liabilities is in accordance with C.R.S. § 4-3-116, governing joint and several liability for parties who assume liability on secured obligations or instruments.

(a)        Ellis Smith and Hollister & Blacksmith, Inc. each hereby covenants and agrees not to voluntarily initiate or file for bankruptcy protection under any applicable bankruptcy or insolvency law. Any breach of this covenant shall be deemed a material breach of this Agreement.

(b)        Ellis Smith and Hollister & Blacksmith, Inc. each personally guarantees the full performance of all obligations assumed under this Agreement. If bankruptcy proceedings are initiated, the Assigning Party shall have the right to pursue a claim for breach of contract and/or fraud in connection with the non-performance of Assigned Liabilities.

(c)        If Ellis Smith and Hollister & Blacksmith, Inc. (i) voluntarily or involuntarily becomes subject to any bankruptcy or insolvency proceedings, or (ii) initiates any bankruptcy filing, all Assigned Liabilities assumed by Ellis Smith and Hollister & Blacksmith, Inc. under this Agreement shall immediately become due and payable in full.

(d)        If Ellis Smith (i) voluntarily or involuntarily becomes subject to any bankruptcy or insolvency proceedings, or (ii) initiates any bankruptcy filing, all Assigned Liabilities assumed by Ellis Smith and Hollister & Blacksmith, Inc. under this Agreement shall immediately become due and payable in full.

2.	Consideration for the Assignment.

2.1          The Assigning Party is currently indebted to the Assuming Party, Ellis Smith, under two related party promissory notes dated November 22, 2022, and February 14, 2023, in the principal amounts of one hundred fifty thousand dollars ($150,000) and one hundred thousand dollars ($100,000), respectively, with interest accruing on each balance at rates of 18% and 15% per annum, respectively.

2.2          Concurrently with the execution of this Agreement, the Assigning Party and TEC, LLC entered into a Stock Purchase Agreement and an Escrow Agreement. Under these agreements, the Assigning Party agrees to sell shares of its common stock to TEC, LLC, in exchange for three hundred and ten thousand dollars ($310,000).

(a)      Section 4(b) of the Escrow Agreement contains instructions for the payment of outstanding fees related to the Assigning Party’s operations from the proceeds of the stock purchase, consistent with Sections 2.02 and 2.03 of the Stock Purchase Agreement, with the remaining balance of at least $135,000 to be paid to the Saunders Entities for the benefit of the Assigning Party, and by extension, credited to the Assuming Parties for outstanding amounts due to the Saunders Entities under the Saunders Transaction (see Section (b) below).

(b)      As additional consideration under the Stock Purchase Agreement, Section 2.02 (iii)(d), the Assigning Party agreed to assign to the Assuming Parties, conditioned upon (a) the receipt of Contingent Approval Letters of the Change of Ownership from the Colorado Department of Revenue (1 CCR 212-3:2-245 pursuant to 1 CCR 212-3:2-245 (A) & (D), Marijuana Enforcement Division, and the City of Colorado Springs, the Licenses associated with the Saunders Transaction and the Secured Assets.

2.3          As consideration for this Agreement, Assuming Parties, along with all successors, assigns, pledgees, employees, agents, independent contractors, affiliates, administrators, and any persons or business entities acting through them, agree to release the Assigning Party from any and all liability arising from the November 22, 2022, and February 14, 2023, promissory notes. This release is contingent upon receipt of the final payment under the Stock Purchase Agreement, as outlined in Sections 2.02 and 2.03 of the stock purchase agreement and Section 4(b) of the escrow agreement.

2.4          Upon payment of the final payment pursuant to Section 2.03 of the stock purchase agreement and Section 4 of the escrow agreement, Assuming Parties agrees on behalf of themselves, and their respective successors, assigns, pledgees, employees, agents, independent contractors, affiliates, administrators, and any and all persons or business entities acting by and through them as the case may be, to irrevocably and unconditionally and completely remise, release, acquit, satisfy and forever discharge Assigning Party, specifically including its agents, directors, officers, affiliates, employees representatives, insurance carriers, attorneys, divisions and subsidiaries, (and all agents, directors, officers, employees, representatives, insurance carriers, and attorneys of such divisions and subsidiaries), and their predecessors, successors, administrators and assigns, and all persons acting by, through, under, or in concert with any of them (collectively "Releases"), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, arising out of the November 22, 2022 and February 14, 2023 promissory notes, including all principal, interest, default interest and penalties of any kind or sort.

2.5           This is intended as a complete release and discharge of any or all claims that Assuming Parties may or might have had against Assigning Party on account of the November 22, 2022, and February 14, 2023 notes, including all interest, costs, and attorney fees, and Assuming Parties do so in the full and final settlement, release, and discharge of any and all such claims and intends to and does forever hereby release and discharge Assigning Party of and from any and all liability of any nature whatsoever for all damages, specifically including, but not limited to all past, present and future rights to recover for sums of money compromised in this Agreement on account of the November 22, 2022, and February 14, 2023 notes, whether the same or any circumstances pertaining thereto are now known or unknown to Assuming Parties, expected or unexpected by Assuming Parties, or have already appeared or developed or may now be latent or may in the future appear or develop or become known to Assuming Parties.

2.6           Dispute Resolution of Balance Due Under Sections 2.02 and 2.03 of the stock purchase agreement and Section 4 of the escrow agreement. Any dispute, controversy, or claim arising out of or related to the amounts due under this Agreement, including but not limited to the amounts referenced in Sections 2.02 and 2.03 of the Stock Purchase Agreement and Section 4 of the Escrow Agreement, shall be resolved through binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures. The arbitration shall take place in San Diego, California. The arbitration proceedings and any discovery, motions, hearings, or other arbitration-related matters shall be governed by the laws of the State of California without regard to its conflict of laws principles. The prevailing party in any such arbitration shall be entitled to recover all reasonable attorney fees, arbitration costs, and other expenses incurred in connection with the arbitration, including but not limited to any fees and expenses related to expert witnesses or other services reasonably required to conduct the arbitration. The party initiating arbitration shall bear the costs of the JAMS filing fees and any other costs required to commence the arbitration proceedings, but such costs may be recoverable as part of the final award if the initiating party prevails, as determined by the arbitrator. The arbitrator’s decision shall be final and binding on all parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

3.	Representations and Warranties.

3.1           Assigning Party's Representations and Warranties. Assigning Party represents and warrants as follows:

(a)        It is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)        It is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required for purposes of this Agreement.

(c)        It has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder.

(d)        It has taken all necessary corporate action to authorize the execution of this Agreement by its representative, whose signature is set forth at the end hereof.

(e)        When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of the Assigning Party, enforceable against it in accordance with its terms and not subject to defenses.

3.2         Assuming Parties Representations and Warranties. The Assuming Parties represent and warrant as follows:

(a)        Assuming Party Hollister & Blacksmith is duly organized, validly existing, and in good standing under the laws of Colorado.

(b)        It is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required for purposes of this Agreement.

(c)        It has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder.

(d)        It has taken all necessary corporate action to authorize the execution of this Agreement by its representative, whose signature is set forth at the end hereof.

(e)        When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Assuming Party Hollister & Blacksmith, enforceable against it in accordance with its terms.

(f)         Assuming Party Ellis Smith acknowledges that he has independently reviewed the terms and conditions of this Agreement with his own financial and legal advisors and fully understands the legal and financial implications of assuming joint and several liabilities for the Assigned Liabilities, the Saunders Transaction, and all third-party claims related to Assigning Party’s operations.

4.	Indemnification.

4.1          Assuming Parties (collectively, the “Indemnifying Parties”) shall jointly and severally indemnify, defend, and hold harmless Assigning Party American Cannabis Company, Inc. (“ACC”) and its directors, officers, control persons, shareholders, affiliates, attorneys, employees, representatives, agents, successors, assigns, and any other persons acting on behalf of ACC (collectively, the “Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of any kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification under this Agreement (collectively, “Losses”), that arise out of or result from any third-party claim, action, suit, demand, lawsuit, existing judgment, arbitration, proceeding, or investigation (collectively, “Claims”), relating to or arising from the Assigned Liabilities or the Saunders Transaction under this Agreement, including but not limited to:

(a)       A material breach or non-fulfillment of any material representation, warranty, or covenant under/representation or warranty set forth in this Agreement by Indemnifying Parties or its representatives.

(b)       any grossly negligent or more culpable act or omission of the Indemnifying Parties or any of its representatives (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement; or

(c)       any failure by the Indemnifying Parties to materially comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

4.2          Exceptions and Limitations on Indemnification. Despite anything to the contrary in this Agreement, the Indemnifying Parties are not obligated to indemnify or defend the Indemnified Party against any Claim if such Claim or corresponding Losses arise out of or result from, in whole or in part, Indemnified Party's:

(a)       Gross negligence or willful misconduct.

4.3          Third-Party Claims Handling.

4.4          Notification: The Indemnified Party shall promptly notify the Indemnifying Parties in writing of any third-party Claim for which indemnification is sought. Failure to provide prompt notice shall not relieve the Indemnifying Parties of their indemnification obligations unless the failure materially prejudices their ability to defend the Claim.

4.5          Defense of Claims: Upon receiving notice of a Claim, the Indemnifying Parties shall, at their own expense, assume the defense of such Claim with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in the defense at its own expense. If the Indemnifying Parties fail to promptly assume the defense, the Indemnified Party may, without waiving any rights to indemnification, assume the defense and settle the Claim at the Indemnifying Parties’ expense.

4.6          Settlement of Claims: The Indemnifying Parties shall not settle any third-party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party may withhold consent if the settlement does not include an unconditional release of the Indemnified Party from all liability or imposes any obligations on the Indemnified Party.

4.7          Payment of Losses: The Indemnifying Parties shall promptly pay to the Indemnified Party any Losses incurred in connection with the Claim upon final settlement or adjudication of the Claim, provided that the Losses were subject to indemnification under this Agreement.

4.8          Sole Remedy. THIS SECTION 4 SETS FORTH THE ENTIRE LIABILITY AND OBLIGATION OF THE INDEMNIFYING PARTIES AND THE SOLE AND EXCLUSIVE REMEDY FOR THE INDEMNIFIED PARTY FOR ANY LOSSES COVERED UNDER SECTION 4.

5.	Miscellaneous.

5.1        Further Assurances. On the other party's reasonable request, each Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments and take all such further acts necessary to give full effect to this Agreement.

5.2        Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement for a period of (36) thirty-six months after such expiration or termination.

5.3        Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice") in writing and addressed to the other party at its address set forth below (or to such other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section.

Notice to Assigning Party:	American Cannabis Company, Inc.
Attention: Mr. Ellis Smith
1004 South Tejon Street smith@americancannabisconsulting.com
Notice to Assuming Parties, Smith:	2590 Walnut St Suite #6
Denver CO 80205
smith@americancannabisconsulting.com
Notice to Saunders Parties:	Roger Scott Saunders
16208 16th Ave SW
Burien, WA 98166 E-mail: rssriparian@gmail.com
with a copy (which shall not constitute notice) to: Law Offices of Clifton Black PC c/o Clifton Black 2 N. Cascade, 11th Floor Colorado Springs, CO 80903 Email: Cliff@Cliftonblacklaw.com

5.4        Interpretation. For purposes of this Agreement: (a) the words "include," "includes," and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references in this Agreement: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

5.5        Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

5.6        Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On such determination that any term or other provision is invalid, illegal, or unenforceable, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.7        Entire Agreement. This Agreement, together with all related exhibits and schedules, is the sole and entire agreement of the parties to this Agreement regarding the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

5.8        Amendment and Modification. No amendment to or rescission, termination, or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination, or discharge of this Agreement and signed by an authorized representative of each party to this Agreement.

5.9          Waiver.

(a)           No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement, and signed by an authorized representative of the party waiving its right.

(b)           Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.

(c)           None of the following is a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:

(i)        any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or

(ii)       any act, omission, or course of dealing between the parties.

5.10         Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties, or otherwise. Despite the previous sentence, the parties intend that Indemnified Party's rights under Section 4 are its exclusive remedies for the events specified therein.

5.11         Equitable Remedies. Each of Assigning Party and Assuming Party acknowledges that a breach or threatened breach by it of any of its obligations under this Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that if a breach or a threatened breach occurs, the other Party will, in addition to any and all other rights and remedies that may be available to it arising from such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

5.12         No Third-Party Beneficiaries. Except for the Saunders Parties as third-party beneficiaries, this Agreement solely benefits the Assigning Party and Assuming Parties and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right benefit, or remedy of any nature whatsoever under or because of this Agreement.

5.13         Choice of Law. This Agreement and all related documents, including all exhibits and schedules attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by and construed in accordance with the laws of the State of California, United States of America (including its statutes of limitations), without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

5.14         Choice of Forum. Unless otherwise noted in Section 2.6 of this Agreement, each party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement and exhibits and schedules attached hereto, and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud, and statutory claims, in any forum other than the US District Court for the Southern District of California or, if such court does not have subject matter jurisdiction, the courts of the State of California sitting in San Diego County, California and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the US District Court for the Southern District of California or, if such court does not have subject matter jurisdiction, the courts of the State of California sitting in San Diego County. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

5.15         Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits and schedules attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury about any legal action arising out of or relating to this Agreement, including any exhibits or schedules attached to this Agreement, or the transactions contemplated hereby. Each party certifies and acknowledges that (a) no Representative of the other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver if of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

5.16         Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

AMERICAN CANNABIS COMPANY, INC. [ASSIGNING PARTY]
By
Name:	Ellis Smith
Title:	CEO/CFO

ELLIS SMITH, INDIVIDUALLY [ASSUMING PARTY]
By
Name:	Ellis Smith
Title:	as an Individual

HOLLISTER & BLACKSMITH, INC. [ASSUMING PARTY]
By
Name:	Ellis Smith
Title:	CEO, CFO

APPROVED AS TO FORM:

SAUNDERS ENTITIES

By
Name:	Roger Scott Saunders
Title:	Manager, Director

LAW OFFICES OF CLIFTON BLACK, PC

By
Name:	Clifton Black
Title:	Counsel for Saunders Entities